UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2018

Commission File Number	Exact name of registrant as specified in its charter; address of principal executive offices; registrant’s telephone number, including area code	State or Other Jurisdiction of Incorporation	I.R.S. Employer Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously announced, on June 6, 2018, WGL Holdings, Inc., a Virginia corporation (the “Company”), declared a regular quarterly dividend of $0.515 per share of common stock, no par value, of the Company (the “Company Common Stock”), subject to proration as described below. The dividend is payable to holders of record at the close of business on the day of the effective time (the “Effective Time”) of the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 25, 2017 (the “Merger Agreement”), by and among the Company, AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), in which Merger Sub merged with and into the Company on the terms of, and subject to the conditions set forth in, the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming an indirect wholly-owned subsidiary of Parent. The Effective Time and the Merger occurred on July 6, 2018. Accordingly, the dividend will be paid to holders of record at the close of business on July 6, 2018. The Company expects to pay the dividend no later than five business days following the Effective Time.

The amount per share of Company Common Stock of this dividend was prorated to reflect the actual number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time multiplied by $0.00566 (calculated by dividing $0.515 by 91), for a prorated dividend amount of $0.49242. The prorated dividend is intended to cover the period between April 11, 2018 and the completion of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
(Registrant)

July 6, 2018	By:	/s/ Vincent L. Ammann, Jr.
Vincent L. Ammann, Jr.
Executive Vice President and Chief Financial Officer (Principal Financial Officer)